For Release: Mon., July 30, 2007, 1:30 p.m. EDT
Residential Capital, LLC Reports Preliminary Second Quarter 2007 Financial Results
•	Residential Capital, LLC (ResCap) posts significantly lower loss and improved liquidity from prior quarter
o	Losses narrow to $254 million

o	Cash balance increases to $3.7 billion, up from $2.6 billion
ResCap incurred a net loss of $254 million in the second quarter of this year, a considerable improvement in performance, with second quarter losses at a much-reduced level. Although severe illiquidity in the nonprime mortgage market placed increasing pressure on asset valuations, aggressive measures undertaken to reduce ResCap’s nonprime exposure rendered the company less vulnerable in the second quarter to continued weakness in the market. The year-over-year net income comparison was affected by a $259 million gain on the sale of an equity interest in a regional homebuilder in the second quarter of 2006.
“The net losses incurred by ResCap continue to constrain profitability. But we are encouraged to see that the aggressive risk-mitigation initiatives implemented in the first half of this year have reduced ResCap’s losses -- quickly and significantly -- despite increasing challenges in the U.S. mortgage market,” said GMAC Chief Executive Officer Eric Feldstein.
Liquidity
ResCap maintained strong liquidity through the second quarter. ResCap held $3.7 billion at the end of the second quarter, up from $2.6 billion on March 31, 2007.
ResCap completed $4 billion of unsecured funding in the second quarter. Additionally, in June ResCap announced the renewal of two syndicated committed drawable bank facilities totaling approximately $1.8 billion.
Real Estate Finance
ResCap recorded a net loss of $254 million for the quarter, compared to net income of $548 million in the year-ago period.

The decline in financial performance is due predominantly to continued pressure in the nonprime sector of the U.S. residential finance business. The significant items which adversely affected quarterly performance include: i) mark-to-market adjustments on delinquent and other held for sale (HFS) assets; ii) increases in delinquencies in the held for investment (HFI) portfolio resulting in higher provision for credit losses; and iii) a decrease in net financing revenue due to higher cost of funds. Partially offsetting these items were favorable servicing fees and a lower structural cost base, which continues to be reduced in line with lower industry volume. Notably, the year-over-year income comparisons are affected by the $259 million after-tax gain realized in the second quarter of 2006 on the sale of ResCap’s equity investment in a regional homebuilder.
ResCap’s second quarter loss of $254 million marked a vast improvement from the $910 million loss incurred in the first quarter. Although market conditions continued to deteriorate in recent months, ResCap was successful in sharply reducing its exposure to the U.S. nonprime mortgage market through: i) asset sales in its HFS portfolio; ii) steady asset run-off in its HFI portfolio; and iii) successful loan restructuring and sales in its warehouse lending receivables.
Specifically, ResCap’s U.S. nonprime HFS portfolio was reduced to $1.9 billion at the end of the second quarter, down from $3.1 billion at March month-end and from $5.4 billion at year-end 2006. The nonprime component of ResCap’s U.S. HFI portfolio declined by $3.1 billion in the second quarter, with the majority of the run-off representing loans originated in 2005 and 2006, vintages of a lower credit quality in this market segment. Nonprime exposure in warehouse lending was reduced to $331 million, down from approximately $1 billion at March month-end.
ResCap also significantly curtailed its nonprime loan origination activities with second quarter production of approximately $700 million, down from $3.3 billion in the prior quarter. At the same time, U.S. prime loan production in the second quarter amounted to $26.5 billion, just shy of the prior quarter’s volume, while its U.S. servicing portfolio increased marginally during the period to $425 billion.

Loan Production
($ in billions)	2007
	Q2	Q1
U.S. Nonprime Loan Production	$0.7	$3.3
U.S. Prime Loan Production	26.5	27.7

U.S. Servicing Portfolio	$425	$419
ResCap’s business lending activities and international business activities both posted modest profits in the second quarter. The health capital and resort finance business generated strong operating results, partially offset by higher loss provisions on loans to specific homebuilders in view of the softening U.S. housing market. In the international arena, total loan production increased to $7.7 billion in the second quarter — - up from $6.5 billion last quarter and up from $6.7 billion in the year-ago period. In the U.K., ResCap reduced its second quarter loan production in light of narrowing margins in the marketplace. However, the international business overall continued to expand profitably, while pursuing attractive growth opportunities in Continental Europe, Latin America, Canada and Australia.
In April, GMAC injected $500 million of equity into ResCap to bolster the company’s capital position, bringing the total equity contributed to $1 billion year-to-date. As of June 30, 2007, ResCap’s equity stood at $7.5 billion, an increase from $7.2 billion in the first quarter.
“The actions undertaken by ResCap to overcome various challenges in this market have translated to a significantly improved second quarter operating performance,” Feldstein said. “Nonetheless, we expect widespread weakness in the U.S. housing market and mortgage industry to persist in the second half of 2007. Therefore, in order to further improve ResCap’s results over the coming months, we intend to restrict origination of mortgage products with limited market liquidity; we will step-up our remediation and loss-mitigation efforts; we will further reduce our nonprime mortgage exposure; and we will continue to right-size ResCap’s structural cost base in line with lower industry volume.

“We remain optimistic about the long-term prospects of ResCap’s fundamental business strengths — its large-scale mortgage production and servicing platforms, its broad international presence, and its diverse product mix. And we believe ResCap’s strong liquidity position, sound capital base and the capabilities of its team will enable the company to take advantage of these competitive strengths as industry consolidation continues,” said Feldstein.
Outlook
At ResCap, despite challenging conditions in the U.S. mortgage market, the company expects continued improvement in earnings performance in the second half of the year.
About Residential Capital, LLC:
Residential Capital, LLC (rescapholdings.com) is a leading real estate finance company focused primarily in the residential real estate market in the United States, Canada, Europe, Latin America and Australia. The company’s diversified businesses – GMAC-RFC, GMAC Mortgage, Ditech, GMAC Real Estate and Homecomings Financial – cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC, LLC.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) and Residential Capital, LLC (“ResCap”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contact:
Gina Proia
Global Communications
GMAC Financial Services
917-369-2364
gina.proia@gmacfs.com

ResCap Operations	Second Quarter		Six Months
	2007	2006	2007	2006
Net Income ($ millions)	$(254)	$548	$(1,165)	$750

Gain (loss) on sale of mortgage loans, net
Domestic	$97.5	$335.3	$(243.5)	$535.6
International	76.0	39.7	182.4	106.4

Total	$173.5	$375.0	$(61.1)	$642.0

Portfolio Statistics ($ billions)
Loan production volume	$34.9	$47.0	$72.4	$88.6
Mortgage production
Domestic	$27.2	$40.3	$58.2	$76.4
International	$7.7	$6.7	$14.2	$12.2
Mortgage servicing rights	$6.0	$5.1	$6.0	$5.1
Period end servicing portfolio	$460.5	$409.8	$460.5	$409.8
Loan servicing
Domestic	$424.6	$382.1	$424.6	$382.1
International	$35.9	$27.8	$35.9	$27.8

U.S. Production Mix ($ millions)
Prime conforming	$12.7	$12.0	$22.3	$20.5
Prime non-conforming	9.9	14.6	22.2	26.4
Government	0.8	1.1	1.4	1.9
Nonprime	0.7	6.0	3.9	15.2
Prime second-lien	3.1	6.6	8.4	12.4

Total	$27.2	$40.3	$58.2	$76.4

Asset Quality Statistics ($ millions) — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$284.1	$110.4	$648.8	$238.8
Lending receivables	42.9	12.2	220.1	6.5

Total	$327.0	$122.6	$868.9	$245.3
Allowance by product at end of period
Mortgage loans held for investment	$1,695.7	$1,041.5
Lending receivables	274.1	188.7

Total	$1,969.8	$1,230.2
Allowance as a % of related receivables at end of period
Mortgage loans held for investment	2.71%	1.44%
Lending receivables	2.47%	1.32%

Total	2.67%	1.42%

Nonaccrual loans at end of period	$9,119	$6,028
Nonaccrual loans as a % of related receivables at end of period	12.36%	6.95%